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                                                                      EXHIBIT 11



                   NU-WEST INDUSTRIES, INC. AND SUBSIDIARIES
                       Computation of Earnings Per Share
                          For the Years Ended June 30,
                      (in thousands, except share amounts)



PRIMARY EARNINGS PER SHARE                              1995         1994         1993
                                                     -----------  -----------  -----------
  Net income (loss)                                  $    9,701   $      988   $   (4,630)
  Preferred dividends                                    (3,194)      (3,194)      (3,190)
                                                     ----------   ----------   ----------
  Net income (loss) applicable
     to common shareholders                               6,507       (2,206)      (7,820)
  Weighted average shares outstanding                 8,086,363    5,758,827    2,507,167
  Net effect of dilutive stock options and
     warrants based on the treasury stock
     method using average market price                  931,653            -            -
                                                     ----------   ----------   ----------
                                                      9,018,016    5,758,827    2,507,167
                                                     ==========   ==========   ==========

  Primary earnings per share:
     Net income (loss) before
        extraordinary item                           $      .72   $     (.09)  $    (3.12)
     Extraordinary item                                       -         (.29)           -
                                                     ----------   ----------   ----------
     Net income (loss)                               $      .72   $     (.38)  $    (3.12)
                                                     ==========   ==========   ==========

FULLY DILUTED EARNINGS PER SHARE
   Net income (loss) applicable to
     common shareholders                                  6,507       (2,206)      (7,820)
   Weighted average shares outstanding                8,086,363    5,758,827    2,507,167
   Net effect of dilutive stock options and
     warrants based on the treasury stock
     method using the higher of the
     quarter-end market price or
     average market price                               931,653            -            -
                                                     ----------   ----------   ----------
   Net income (loss)                                  9,018,016    5,758,827    2,507,167
                                                     ==========   ==========   ==========

  Fully diluted earnings per share:
      Net income (loss) before extraordinary item    $      .72   $     (.09)  $    (3.12)
      Extraordinary item                                      -         (.29)           -
                                                     ----------   ----------   ----------
  Net income (loss)                                  $      .72   $     (.38)  $    (3.12)
                                                     ==========   ==========   ==========
